Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-257434, 333-226926, 333-221687, 333-214657, 333-212845, 333-234236, and 333-209024) and Form S-8 (Nos. 333-276320, 333-257421, 333-250866, 333-226927, 333-193075, 333-264958, and 333-119661) of Westwater Resources, Inc. (the Company), of our report dated March 19, 2024, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Denver, Colorado

March 19, 2024